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                                   EXHIBIT 4C

                         FORM OF STOCK OPTION AGREEMENT

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                               HERITAGE OAKS BANK

                        INCENTIVE STOCK OPTION AGREEMENT

To:              Lawrence P. Ward
Date of Grant:   February 2, 1993

We are pleased to notify you that Heritage Oaks Bank (the "Bank") this day hereby grants to you an option to purchase all or any part of 25,000 shares of the Common Stock Of the Bank (the "Shares") at the option Price of $5.75 per share (the "Option") as a Stock Option under the Bank's 1990 Stock Option Plan (the "Plan").

THIS OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS AGREEMENT. A COPY OF THE PLAN IS PROVIDED WITH THIS AGREEMENT.

THIS OPTION MAY BE EXERCISED ONLY IF THE PLAN IS APPROVED BY SHAREHOLDERS HOLDING A MAJORITY OF THE VOTING POWER OF THE ISSUED AND OUTSTANDING SHARES OF THE BANK AND BY A MAJORITY OF THE DISINTERESTED SHARES.

         1.       Purpose of the 0ption

                  One of the purposes of the Plan is to advance the interests of the Bank by stimulating the efforts of officers and full-time salaried employees on behalf of the Bank, by granting them financial participation in the progress and success of the Bank.

         2.       Signature on Option Agreement

                  This option cannot be exercised unless you first sign this document in the place provided and return it to the Secretary of the Bank. If you fail to do so, this option will terminate and be of no effect. However, your signing and delivering this letter will not bind you to purchase any of the shares subject to this Option. Your obligation to purchase the Shares can arise only when you exercise this Option in the manner set forth in Paragraph 3 below.

         3.       Terms of Option and Exercise of Option

                  The aggregate fair market value (as determined at the time the option is granted) of the shares pursuant to this Agreement which are exercisable by you for the first time during any calendar year shall not exceed $100,000.

                                   EXHIBIT 4c                      Page 34 of 43
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                  Subject to the provisions of Paragraph 4 below and this
                  Paragraph 3, this option can be exercised by you at any time during a period of forty-eight (48) months from the granting date as follows:

                  (a) After the expiration of twelve (12) months from the granting date, this Option may be exercised to the extent of an additional twenty-five percent (25%) of the shares;

                  (b) After the expiration of twenty-four (24) months from the granting date, this Option may be exercised to the extent of an additional twenty-five percent (25%) of the shares;

                  (c) After the expiration of thirty-six (36) months from the granting date, this Option may be exercised to the extent of an additional twenty-five percent (25%) of the Shares;

                  (d) After the expiration of forty-eight (48) months from the granting date, this Option may be exercised to the extent of an additional twenty-five (25%) of the Shares.

Any portion of the Option that you do not exercise shall accumulate and can be exercised by you any time prior to the expiration of one hundred twenty (120) months from the date of grant.

This Option may be exercised by delivering to the Secretary of the Bank payment in full at the Option Price for the number of shares being purchased in cash or by certified check or official bank check or the equivalent thereof acceptable to the Bank, together with a written notice in a form satisfactory to the Bank signed by you specifying the number of Shares you then desire to purchase and the time of delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice unless an earlier or later date is mutually agreed upon. At such time the Bank shall, without transfer or issue tax deliver to you (or such other person entitled to exercise the Option) at the principal office of the Bank, or such other place as shall be mutually acceptable, a certificate or certificates for such Shares dated the date the options were validly exercised; provided however, that the time of such delivery may be postponed by the Bank for such period as may be required for it with reasonable diligence to comply with any requirements of law. No fractional Shares shall be issued or delivered.

As a holder of an Option, you shall have the rights of a shareholder with respect to the Shares subject to this Option only after such Shares shall have been issued to you upon the exercise of this Option.

                                   EXHIBIT 4c                      Page 35 of 43

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4.       Termination of Office or Employment

         If your status as an employee or officer of the Bank or its affiliates (as such term is defined in the Plan) is terminated for any reason other than death, disability or cause, this Option may be exercised within three (3) months from the date of such termination to the extent you were entitled to exercise the Option on the date of termination, but in no event may this Option be exercised after the expiration of the term of this Option. If, however, you are removed from your office or your employment with the Bank or its Affiliates is terminated for cause as defined in the Plan, this Option shall expire at the time notice or advice of such removal or termination is dispatched by the Bank or its Affiliates and notwithstanding anything else herein to the contrary, neither you nor your estate shall be entitled to exercise any Option with respect to any Shares whatsoever after such removal or termination.

5.       Death or Disability

         If you die or become disabled while an officer or employee of the Bank or its Affiliates, the Option may be exercised in whole or in part by you or your qualified representative (in the event of your mental disability) or by the duly authorized executor of your Will or by the duly authorized administrator or special administrator of your estate (in the event of your death) within twelve (12) months from the date of your death or disability to the extent that you had the right to exercise this Option on the date of your death or disability, but in no event after the expiration of the term of this Option.

         Disability shall be determined under Section 422A of the Code in effect at the date of such disability. Section 422A of the Code currently uses the definition of Section 22 (e) (3) of the Code which states:

              "(3) PERMANENT AND TOTAL DISABILITY DEFINED --An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to be permanently and totally disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Secretary may require."

                                   EXHIBIT 4c                      Page 36 of 43



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6.       Nontransferability of Option

         This Option shall not be transferable except by Will or the laws of descent and distribution, and this Option may be exercised during your lifetime only by you. Any purported transfer or assignment of this Option shall be void and of no effect, and shall give the Bank the right to terminate this Option as of the date of such purported transfer or assignment.

7.       Adjustment of and Changes in the Shares

         Notwithstanding the preceding provisions of this Option Agreement, upon receipt of notice from the Stock Option Committee or the Board of Directors of the pendency of dissolution or liquidation of the Bank or a reorganization, merger, or consolidation of the Bank with one or more corporations as a result of which the Bank will not be the surviving corporation, or a sale of substantially all the assets and property of the Bank to another person (a "Terminating Event), this Option shall be exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued. Upon the date thirty
         (30) days after receipt of said notice, this Option or any portion hereof not exercised shall terminate, unless provision shall be made in connection with the Terminating Event for assumption of this Option or for substitution for this Option of new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to the number and kind of shares and prices.

8.       Subject to Terms of the Plan

         This Agreement shall be subject in all respects to the terms and conditions of the Plan. Your signature herein represents your acknowledgement of receipt of a copy of the Plan. Any dispute or disagreement which shall arise under or as a result of or pursuant to this Agreement shall be finally and conclusively determined by the Board of Directors of the Bank or duly appointed Committee in its sole discretion, and such determination shall be binding upon all parties.

9.       Exercise of Option Conditioned on Approval

         Exercise of this Option is conditioned upon approval of the Plan by the Bank's shareholders and a majority of the disinterested shares.

                                   EXHIBIT 4c                      Page 37 of 43


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10.   Tax Effects

      THE FEDERAL TAX CONSEQUENCES OF EMPLOYEE STOCK OPTIONS ARE COMPLEX AND SUBJECT TO CHANGE. A TAXPAYER'S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE GENERAL RULE IS APPLICABLE. ACCORDINGLY, AN OPTIONEE (OR HIS GUARDIAN, ESTATE OR LEGATEE) SHOULD CONSULT WITH HIS OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

11.   Rights as a Shareholder

      You have no rights as a shareholder of the Bank with respect to any Shares until the date of the issuance of a stock certificate to you for such Shares.

12.   Notification of Sales

      You agree that you, or any person acquiring Shares upon exercise of this Option, will notify the Bank not more than five (5) days after any sale or disposition of such Shares.

                                           HERITAGE OAKS BANK

                                           By:/s/ B.R. Bryant
                                              ----------------------------------

                                           Its: Chairman
                                               ---------------------------------

Agreed to this 2nd day of
February, 1993 and I
hereby acknowledge receipt
of a copy of the Plan.

/s/ Lawrence P. Ward
- --------------------------
Optionee


                                   Exhibit 4c                      Page 38 of 43